UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2009
HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-022962	22-3178468
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14200 Shady Grove Road, Rockville, Maryland	20850-7464
(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (301) 309-8504

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01. Other Events
Human Genome Sciences, Inc. (the “Company”) today announced that it has commenced an underwritten public offering of up to 12,500,000 shares of its common stock. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 1,875,000 shares of the Company’s common stock. The shares will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement previously filed with the Securities and Exchange Commission on Form S-3.
In connection with the proposed offering and the upcoming marketing activities related to the proposed offering, the Company communicated the following preliminary guidance:

Beginning 2010 Cash Balance	Approximately $725 million
2010 Net Cash Burn	$300 - $350 million
Ending 2010 Cash Balance	$375 million - $425 million
The Company anticipates that operating expenses, after collaboration partner reimbursements, will increase to approximately $325-$375 million in 2010, up from approximately $250 million in 2009. The primary drivers for the increase in operating expenses are pre-launch manufacturing expenses and sales and marketing expenses required to prepare for and execute product launches. The net cash burn for 2010 does not include a potential ZALBINTM approval milestone in 2010. The beginning and ending cash balances for 2010 include cash and cash equivalents and investments, including restricted cash of $70 million and $90 million, respectively. Cash balances do not include any proceeds from the proposed public offering.
Net cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We define “net cash burn” as net loss, plus non-cash expenses, such as stock-based compensation, depreciation and other non-cash charges, and minus deferred revenue and capital expenditures. This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. The Company believes that net cash burn is relevant and useful information for the Company and our investors as it provides a simple method of determining net cash used by the Company. Net cash burn is also a measure used by our management, including our chief executive officer, who is our chief operating decision maker, in evaluating the performance of our business. Net cash burn, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate net cash burn in an identical manner and, therefore, they are not necessarily an accurate measure of comparison between companies. Due to the forward-looking nature of the net cash burn figures for 2010, a reconciliation of net cash burn to net loss cannot be made without unreasonable efforts.
The 2010 preliminary guidance is not intended to constitute final guidance to investors or potential investors as the Company has not completed work on its 2010 budget. The Company expects to release its final 2010 net cash burn and ending cash balance guidance at a later date.
This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on the Company’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.
By:	/s/ James H. Davis
	Name:	James H. Davis, Ph.D.
	Title:	Executive Vice President, General Counsel and Secretary

Date: November 30, 2009

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